Exhibit 10.4
LIMITED WAIVER TO OMNIBUS AGREEMENT
This Limited Waiver to Omnibus Agreement (this “Agreement”), dated February 14, 2017 (the “Effective Date”), is by and among Noble Energy, Inc., a Delaware corporation (“Noble”), Noble Energy Services, Inc., a Delaware corporation (“NESI”), NBL Midstream, LLC, a Delaware limited liability company (“NBL Midstream”), Noble Midstream Services, LLC, a Delaware limited liability company (“OpCo”), Noble Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership” and, together with Noble, NESI, NBL Midstream, OpCo and the General Partner, the “Parties” and each a “Party”).
WHEREAS, the Parties are parties to that certain Omnibus Agreement dated as of September 20, 2016 (the “Omnibus Agreement”);
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Omnibus Agreement;
WHEREAS, Rosetta Resources Operating LP (“RROLP”), which is a Noble Energy Group Member, and Blanco River DevCo LP (“Blanco”), a controlled subsidiary of the Partnership, are parties to that certain Texas Produced Water Services Agreement, dated effective September 1, 2016, by and between RROLP and Blanco (the “PW Agreement”) and that certain Texas Oil Gathering Agreement, dated effective September 1, 2016, by and between RROLP and Blanco (the “Infield Oil Gathering Agreement”), both of which agreements establish a dedication area within Reeves County, Texas that covers both currently held and future acquired acreage within a specified area (the “Existing NBLX Dedication Area”);
WHEREAS, pursuant to Section 4.1(a)(ii) of the Omnibus Agreement, Noble (on behalf of itself and each other Noble Energy Group Member) granted the Partnership a right of first refusal for the provision of ROFR Services to any Noble Energy Group Member on specified acreage that is ROFR Acreage (the “ROFR”), which ROFR may be exercised by the Partnership at such time as a Noble Energy Group Member proposes to enter into a contract with a Third Party for the provision of ROFR Services on ROFR Acreage;
WHEREAS, RROLP proposes to enter into a set of new contracts (collectively, the “Services Contract”) with a certain Third Party midstream services provider (the “Proposed Provider”);
WHEREAS, the Proposed Provider currently provides RROLP low-pressure infield gas gathering and compression services, high-pressure gas gathering services and gas processing services pursuant to agreements that were effective prior to the effective date of the Omnibus Agreement (the “Existing Contracts”);
WHEREAS, the Services Contract will cause the termination of all Existing Contracts and will provide Noble (through RROLP), for a term of fifteen (15) years (the “Term”) commencing on March 1, 2017, the following “Proposed Services”: (a) infield gas gathering and compression services from all wells operated by a Noble Energy Group Member that are connected to the Proposed

Provider’s infield gas gathering system on or prior to the Anticipated In-Service Date (as defined below) (such infield gas gathering services, the “Legacy Services”); (b) high pressure gas gathering services with respect to gas produced from acreage within the Proposed Service Acreage (as defined below), which such high pressure gas gathering will initiate at the central gathering facilities being designed by the Partnership in Reeves County, Texas, and terminate at the Processing Plant (as defined below) (the “HP Gathering Services”); and (c) gas processing services at a gas processing plant owned and operated by Proposed Provider (together with any additional or replacement gas processing plants utilized to fulfill the Proposed Provider’s obligations under the Services Contract, “Processing Plant”) (the “Gas Processing Services”);
WHEREAS, each of the wells receiving the Legacy Services will be dedicated to Proposed Provider pursuant to a wellbore dedication;
WHEREAS, all acreage owned and after acquired by RROLP or any other Noble Energy Group Member and located within the grey boundary depicted on Exhibit A attached hereto (the “Proposed Service Acreage”) will be dedicated to Proposed Provider for the HP Gathering Services and the Gas Processing Services for the Term;
WHEREAS, pursuant to Section 4.1(b)(i) of the Omnibus Agreement, Noble provided a Services Notice to the Partnership setting forth the material terms and conditions of the Services Contract;
WHEREAS, pursuant to Section 4.1(b)(ii) of the Omnibus Agreement, the Partnership is required to notify Noble of its determination as to the exercise or the non-exercise of its ROFR with respect to the provision of the Proposed Services on the Proposed Services Acreage on the terms described in the Services Notice;
WHEREAS, pursuant to Section 4.1(b)(iii) of the Omnibus Agreement, if the Partnership does not exercise its ROFR with respect to the Services Notice, then the Partnership will be deemed to have waived its rights to provide the Proposed Services on the Proposed Services Acreage;
NOW THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:
Section 1.Election and Waiver; Consideration Services Contract.
(a)    Election and Waiver. The Partnership hereby (i) elects not to exercise its ROFR to provide the Proposed Services on the Proposed Services Acreage on the terms described in the Services Notice and (ii) subject to Section 8, waives any ROFR it may have or obtain after the Effective Date pursuant to Section 4.1(a) of the Omnibus Agreement solely with respect to the provision of any of the Proposed Services on any leasehold acreage hereafter acquired by a Noble Energy Group Member within the Proposed Services Acreage. For the avoidance of doubt, from the Effective Date through the Rights Termination Date, the ROFR granted by Noble (on behalf of itself and the Noble Energy Group Members) to the Partnership pursuant to Section 4.1(a) of the Omnibus Agreement shall continue to apply to all ROFR Acreage and all ROFR Services, subject to the limited waiver set forth in clause (ii) of this Section 1(a).

(b)    Consideration. As consideration for the Partnership’s express limited waiver in clause (ii) of Section 1(a), Noble shall grant and deliver (or cause to be granted and delivered) to the Partnership each of the following:
(i)    Infield Gas Gathering. On or before February 24, 2017, Noble will or will cause appropriate Subsidiaries to execute and deliver to Blanco a gas gathering agreement (the “Infield Gas Gathering Agreement”) (A) in a form that is mutually acceptable to the Partnership and Noble, (B) that establishes a fee of no less than $0.45 / Mcf for gas gathering, (C) pursuant to which Blanco will provide gas gathering services similar to the services provided by Colorado River DevCo LP with respect to the Wells Ranch IDP, but expressly excluding gas lift services and (D) that sets forth a dedication area on leasehold acreage located within the following (collectively, the “New NBLX Dedication Area”): (x) all acreage currently held by any Noble Energy Group Member in Reeves County, Texas; (y) all acreage (the “CWEI Acreage”) located in Reeves County, Texas that is, as of the Effective Date, owned by Clayton Williams Energy Inc. or any of its Subsidiaries (collectively and together with any entity surviving the merger contemplated with Noble, “CWEI”), and (z) all acreage acquired in the future by any Noble Energy Group Member in Reeves County, Texas.
(ii)    Oil Transportation.
(A)    In connection with the joint venture (the “NBLX JV”) with Plains All American Pipeline, L.P. (“Plains”) that the Partnership announced on February 13, 2017, Noble and the Partnership have agreed that RROLP will dedicate to the NBLX JV all of RROLP’s acreage within the Existing NBLX Dedication Area (the “Initial Oil Transportation Arrangements”), with such dedication becoming effective concurrently with the closing of the transactions required to consummate the creation of the NBLX JV. The dedication contemplated by the Initial Oil Transportation Arrangements excludes acreage owned by any Noble Energy Group Member other than RROLP.
(B)    Within 30 days of request by the Partnership (and in no event later than December 31, 2017), Noble will (or will cause the relevant Noble Energy Group Member to) execute and deliver to the Partnership an oil transportation agreement (the “Second Oil Transportation Agreement”) (1) in a form that is mutually acceptable to the Partnership and Noble, (2) that establishes a fee of no less than $0.75 / Bbl for transportation to a location that is within 85 miles of the Noble Energy Group’s core Permian position, (3) that establishes a fee of no less than $1.00 / Bbl for transportation to a location that is within 135 miles of the Noble Energy Group’s core Permian position and (4) that establishes the dedication area as the CWEI Acreage (or a larger area that is mutually agreeable). Between the Effective Date and the date of execution of the Second Oil Transportation Agreement, if any Noble Energy Group Member transports crude oil produced from CWEI Acreage as a spot shipper on the pipeline that is the subject of the Initial Oil Transportation Arrangements (the “JV Pipeline”), then the Partnership will reimburse such Noble

Energy Group Member (x) with respect to oil transported to Crane, Texas, for the difference between the rate actually paid by such Noble Energy Group Member on the JV Pipeline and $0.75 / Bbl and (y) with respect to oil transported to Midland, Texas, for the difference between the rate actually paid by such Noble Energy Group Member on the JV Pipeline plus the rate actually paid by such Noble Energy Group Member on the Plains pipeline to Midland and $1.00 / Bbl.
(iii)    Infield Oil Gathering.
(A)    Within 60 days of consummating the acquisition of the CWEI Acreage, Noble will terminate or will cause to be terminated any contract for the provision of crude oil gathering within the New NBLX Dedication Area if (and only if) (x) the only parties to such contract are CWEI and its Subsidiaries, (y) the effect of such termination is that the midstream services covered by such contract shall be dedicated (from and after the termination) to the Partnership Group and (z) no default that cannot be waived unilaterally by the Noble Energy Group shall result.
(B)    Within 60 days of consummating the acquisition of the CWEI Acreage, Noble will assign or will cause the assignment from CWEI (or its applicable Subsidiary), in its capacity as the midstream service provider, to Blanco of any contract for the provision of crude oil gathering to a third party producer within the New NBLX Dedication Area so long as CWEI has the right to assign contracts to Affiliates (for purposes of clarity, if counterparty consent is required for any such assignment, Noble will only be deemed to not have the right to assign if it seeks such counterparty consent in good faith and is unable (notwithstanding the exercise of commercially reasonable efforts) to obtain it).
(C)    Within 60 days of the Effective Date, Noble will cause RROLP to execute and deliver to Blanco an amendment to Infield Oil Gathering Agreement that (y) amends the definition of “Dedication Area” (as defined in the Infield Oil Gathering Agreement) to include the New NBLX Dedication Area and (z) updates Section 16.2(b)(ii) of the Infield Oil Gathering Agreement to reflect two core areas within the “Dedication Area”.
(iv)    Produced Water Services. Within 60 days of the Effective Date, Noble will cause RROLP to execute and deliver to Blanco an amendment to the PW Agreement that (y) amends the “Dedication Area” (as defined in the PW Agreement) to include the New NBLX Dedication Area and (z) updates Section 16.2(b)(ii) of the PW Agreement to reflect two core areas within the “Dedication Area”.
(c)    Release of Wells Prior to Partnership’s On-Line Date. The Parties acknowledge that the New NBLX Dedication Area has a number of producing wells and, upon acquisition of the CWEI Acreage, additional producing properties will be located within the New NBLX Dedication Area. The Partnership is in the process of designing and constructing a system to service the New NBLX Dedication Area. To accommodate the unimpeded development of Noble’s producing properties within the New NBLX Dedication Area and to allow the Partnership an opportunity to build out to the planned development of the Noble Energy Group, the Partnership hereby agrees that the wells listed on Exhibit B are hereby released from the PW Agreement and the Infield Oil Gathering Agreement and shall not be included in the dedication under the Infield Gas Gathering Agreement. The wells listed on Exhibit B are intended to be the wells that are producing as of March 1, 2017 or that Noble Energy Group has indicated will be producing prior to July 1, 2017 (the “Anticipated In-Service Date”) or that Noble and the Partnership have agreed to release due to their production date occurring prior to any planned infrastructure. The release described in this clause (c) pertains to the particular wellbores and all production produced from such wellbores and shall not constitute a release of any acreage. Exhibit B may be supplemented from time to time prior to the Anticipated In-Service Date, including within 60 days of the consummation of the acquisition of CWEI, to reflect the updated drilling plans of the Noble Energy Group, with such updates being made in good faith to reflect actual plans and not to undermine the dedications agreed to herein. From time to time (and within 60 days of the applicable request) the Parties shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further documents and instruments, and take such other and further actions, as may be reasonably requested by the Noble or the Partnership in order to effectuate the releases described in this Section 1(c).
(d)    Adjustment to Value if CWEI Transaction Not Consummated. The Parties acknowledge that the arrangements specified herein are negotiated with the expectation of the consummation of the acquisition of CWEI by Noble prior to July 17, 2017 (the “Outside Date”). In the event that the acquisition of CWEI is not consummated prior to the Outside Date, the foregoing covenants shall be modified as follows:
(i)    The consideration described in Section 1(b)(i) shall be granted and delivered as and when described therein, and on or prior to the Outside Date, the applicable Noble Energy Group Members and the applicable Partnership Group Members shall assign the agreement from Blanco to Trinity and amend the agreement to adjust the fee to not less than $0.52 / Mcf for gas gathering, with such fee being effective as of the first day of the month in which such amendment is effective.
(ii)    The consideration set forth in Section 1(b)(ii)(A) and Section 1(b)(ii)(B) shall be granted and delivered as described.
(iii)    The consideration set forth in Section 1(b)(iii)(A) and Section 1(b)(iii)(B) shall not be delivered. The consideration set forth in Section 1(b)(iii)(C) shall be granted and delivered.
(iv)    The consideration set forth in Section 1(b)(iv) shall be granted and delivered as described.
(v)    The consideration set forth in Section 1(b)(v) shall be granted and delivered as described.

Section 2.    Limitations.
(a)    The express waiver by the Partnership described in Section 1 is limited to the extent described in Section 1 and, except as expressly set forth therein, shall not be construed to constitute a waiver or relinquishment of any of the agreements, terms or conditions contained in the Omnibus Agreement or any rights or remedies of the Partnership with respect to the Omnibus Agreement. Except as otherwise expressly provided or contemplated by this Agreement, all of the terms, conditions and provisions of the Omnibus Agreement remain unaltered and in full force and effect and are hereby ratified and confirmed.
(b)    The request for a waiver of the Omnibus Agreement by the Noble Energy Group shall not be construed as agreement by the Noble Energy Group that a waiver is required prior to the Noble Energy Group entering into other agreements containing dedications of ROFR Acreage in the future.
(c)    Each Party reserves the right to exercise any and all rights and remedies available to it in connection with its rights under the Omnibus Agreement, including any breach of the ROFR.
Section 3.    Conditions to Waiver. The express waiver by the Partnership described in Section 1 shall become effective and enforceable against the Parties upon delivery of executed signature pages hereto.
Section 4.    Reserved.
Section 5.    Representations and Warranties of the Noble Energy Group.
(a)    Noble has been duly formed and is validly existing and in good standing as a corporation under the laws of its jurisdiction of organization with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.
(b)    Noble (i) has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
(c)    This Agreement has been duly and validly executed and delivered by Noble and, assuming this Agreement has been duly and validly authorized, executed and delivered by the Partnership, constitutes a legal, valid and binding obligation of Noble, enforceable against each Noble Energy Group Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(d)    The execution, delivery and performance of this Agreement by Noble will not (i) conflict with or violate any provision of its organizational documents, (ii) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which Noble is a party, or (iii) contravene, in any material respect, any material law.
(e)    The execution, delivery and performance of this Agreement by Noble does not require any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to any Governmental Authority or other Person, except as has already been obtained, made or waived.
(f)    Noble represents and warrants that the Services Contract (i) is materially consistent in all respects with the terms contemplated in the Services Notice; (ii) contains a final and binding definitive termination of all the Existing Agreements that Noble Energy Group Members had in place with Proposed Provider prior to the Services Contract; and (iii) contains an express acknowledgment by Proposed Provider that Noble (for itself and for each Noble Energy Group Member) has a pre-existing dedication to the provision by Blanco of infield gas gathering services of all natural gas owned or controlled by any Noble Energy Group Member and produced from wells operated on any leasehold acreage located within the Proposed Services Acreage.
Section 6.    Representations and Warranties of the Partnership.
(a)    The Partnership has been duly formed and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware with all requisite limited partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.
(b)    The Partnership (i) has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) has taken all necessary limited partnership action to authorize the execution, delivery and performance of this Agreement and (iii) has the authority and capacity to bind itself and each of its Subsidiaries.
(c)    This Agreement has been duly and validly executed and delivered by the Partnership and, assuming this Agreement has been duly and validly authorized, executed and delivered by each applicable Noble Energy Group Member, constitutes a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(d)    The execution, delivery and performance of this Agreement by the Partnership will not (i) conflict with or violate any provision of its certificate of formation or limited partnership agreement, (ii) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Person is a party, or (iii) contravene, in any material respect, any material Law.
(e)    The execution, delivery and performance of this Agreement by the Partnership does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to any Governmental Authority or other Person, except as has already been obtained, made or waived.
(f)    The Partnership owns, directly or indirectly, a 25% controlling interest in Blanco and a 100% interest in Trinity; such interests are owned, directly or indirectly, by the Partnership, free and clear of all liens.
Section 7.    Default. If any of the consideration described in Section 1(b) is not granted and delivered by the applicable Noble Energy Group Member or is not delivered in a timely manner, acknowledging that time is of the essence hereunder, then the Noble Energy Group shall be considered to be in default of the Omnibus Agreement and the Partnership shall have the rights and remedies set forth therein.
Section 8.    Failure to Comply with the Spirit of this Agreement.
(a)    The Partnership acknowledges that it has elected not to exercise its ROFR on the terms set forth in the Services Notice. As stated in Section 4.2(f) of the Omnibus Agreement, if the relevant Noble Energy Group Member and the Proposed Provider fail to execute a binding, definitive Services Contract on or before June 13, 2017 (the “Renewal Date”), both the Services Notice and the election and waiver by the Partnership under Section 1 shall be void and no longer effective, and any future proposal by any Noble Energy Group Member that is related to the provision of any ROFR Services (including the Proposed Services) on any ROFR Acreage within the Proposed Services Acreage must be resubmitted to the Partnership as provided in the Omnibus Agreement.
(b)    If either (i) the Services Contract does not become effective prior to the Renewal Date, but one or more of the documents required by Section1(b) of this Agreement have become effective or (ii) the Services Contract is effective, but one or more of the documents required by Section 1(b) of this Agreement (as modified, if applicable by Section 1(e) of this Agreement) have failed to become effective within 30 business days of applicable due date, then, in either case the Parties shall negotiate in good faith an amendment to this Agreement or other arrangement to preserve the relative economics negotiated hereby.
Section 9.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) or similar electronic format shall be effective as delivery of a manually executed counterpart hereof.
Section 10.    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a Governmental Authority of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
Section 11.    Governing Law. The provisions of Section 6.2 of the Omnibus Agreement are incorporated herein by reference mutatis mutandis.
Section 12.    Entire Agreement. THIS AGREEMENT AND THE OMNIBUS AGREEMENT CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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EXECUTED to be effective as of the date first above written.
NOBLE ENERGY, INC.
By: /s/ Terry R. Gerhart
Name: Terry R. Gerhart
Title:     Senior VP – Global Operations Services

NOBLE ENERGY SERVICES, INC.
By: /s/ Robert B. Marlatt
Name: Robert B. Marlatt
Title:     President

NBL MIDSTREAM LLC
By: /s/ Charles J. Rimer
Name: Charles J. Rimer
Title:     President

NOBLE MIDSTREAM SERVICES, LLC
By: /s/ John F. Bookout, IV
Name: John F. Bookout, IV
Title:     Chief Financial Officer

NOBLE MIDSTREAM PARTNERS, LP
By: Noble Midstream GP LLC, its general partner
By: /s/ John F. Bookout, IV
Name: John F. Bookout, IV
Title:     Chief Financial Officer

NOBLE MIDSTREAM GP LLC
By: /s/ John F. Bookout, IV
Name: John F. Bookout, IV
Title:     Chief Financial Officer

Signature Page to Waiver to Omnibus Agreement

EXHIBIT A

AMI

EXHIBIT B

PRODUCING WELLS AS OF MARCH 1, 2017
AND WELLS THAT WILL BE PRODUCING PRIOR TO JULY 1, 2017